Exhibit 10.8
Ally Financial Inc.

Ally Financial Inc.
200 Renaissance Center, MC482-B16-D85 Detroit, MI 48265

February 3, 2016

<NAME>

Re: Ally Financial Inc. Incentive Compensation Plan – [YEAR] PSU Award

Dear <FIRST NAME>:

1.
You have been granted an Award under the Ally Financial Inc. 2014 Incentive Compensation Plan (the “Plan”). A copy of the Plan is enclosed, or can also be referenced on the EDC website at https://www.worldclassexec.com under Plan Documents within My Account Info. Capitalized terms not defined in this Award Agreement will have the meaning set forth in the Plan.

2.
Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you consent to any and all Plan amendments, vesting restrictions, and revisions to any other term or condition of this Award Agreement that may be required to comply with federal law or regulation governing compensation, whether such amendments, restrictions, or revisions are applied prospectively or retroactively to this or prior Awards. By accepting this Award, you also acknowledge and agree that it is subject to all of the requirements set forth in the Enterprise Compensation Policy.

3.
Your Award is initially being made in the form of Performance Stock Units (“PSUs”). Your Award will vest [INSERT PERCENTAGE] on the [___] anniversary of the Grant Date (the “Vesting Date”), subject to your continued employment with the Company or one of its Affiliates through the Vesting Date (or as otherwise set forth herein or in the Plan); provided, that the actual number of PSUs vesting and converting to Shares (such number of PSUs to be within a range of 0% to [INSERT PERCENTAGE] of the number of the Target PSUs (as defined below)) (the “Adjusted PSUs”) shall be determined based on the achievement of the Performance Metrics (as defined in Exhibit A attached hereto) during the Performance Period (as defined below). For purposes of this Award Agreement, the “Performance Period” means the period commencing on [INSERT DATE] and ending on [INSERT DATE]. Immediately following the end of the Performance Period, your Adjusted PSUs may, at the discretion of the Company, convert into a number of Shares of Restricted Stock equal to the number of Adjusted PSUs. For the avoidance of doubt, your Adjusted PSUs or Shares of Restricted Stock (as the case may be) will remain subject to your continued employment with the Company and its Affiliates through the Vesting Date and will be forfeited and cancelled if you do not remain employed with the Company and its Affiliates through the Vesting Date, except as otherwise explicitly provided below.

Grant Date:    [INSERT DATE]
Number of Target PSUs Granted: [INSERT] (“Target PSUs”)

4.
This Award Agreement will become effective after you have printed, signed, dated one copy of this Award Agreement, and returned the signed copy (all pages) to: Thelma Socia at Ally Financial, e-mail Thelma.socia@ally.com. If you do not accept this Award Agreement within 45 days of notification, [INSERT DATE], you will be deemed to have rejected the Award and this Award Agreement will be null and void and without any further force or effect.

5.
Subject to requirements of any federal laws or regulations and Ally policy that govern compensation (see paragraph 2 above), and subject to the terms of the Plan and this Agreement, the Company will deliver the Shares earned with respect to the Adjusted PSUs or will remove the restrictions imposed on any Shares of

<NAME>
<DATE>

Restricted Stock delivered in respect of your Adjusted PSUs as of the Vesting Date, in accordance with paragraph 3 above.

6.
If on the Grant Date you are considered a material risk taker, in connection with regulatory guidance and in support of its corporate governance principles, to the extent that any portion of the Award remains unpaid, Ally reserves the right to adjust downward the amount of this Award without your consent to reflect adverse outcomes attributable to inappropriate, excessive, or imprudent risk taking in which you participated and which was the basis for this Award. Your Award is also subject to cancellation, recovery, forfeiture, or repayment consistent with Ally’s recoupment policy contained in the Enterprise Compensation Policy.

7.	The provisions of this paragraph 7 shall supersede any contrary provisions of Sections 11 and 12 of the Plan with respect to this Award.

(a) If you experience a Termination of Service due to Disability or death prior to the Vesting Date, the Performance Period will be deemed to end and your unvested PSUs or Shares of Restricted Stock under this Award (as the case may be) will become nonforfeitable and will be settled within 75 days of such Termination of Service in a number of unrestricted, freely transferrable Shares equal to: (i) the number of your Target PSUs, if your Termination of Service occurs prior to the end of the Performance Period; and (ii) the number of your Adjusted PSUs or Shares of Restricted Stock, if your Termination of Service occurs on or after the last day of the Performance Period.

(b) If you experience a Termination of Service due to Retirement prior to the Vesting Date, your unvested PSUs or Shares of Restricted Stock under this Award (as the case may be) will become nonforfeitable on the date of such Retirement and your Award will continue to be earned and vest in accordance with paragraph 3 of this Award Agreement based on the achievement of the Performance Metrics (even though you are not employed by the Company or one of its Affiliates on the Vesting Date) and will be settled as of the Vesting Date in accordance with paragraph 5 above.

(c) If you experience a Termination of Service without Cause by the Company or a Qualifying Termination (whether as a result of a Sale of your Business Unit or otherwise), in each case, other than in connection with a Change in Control, your unvested PSUs or Shares of Restricted Stock under this Award (as the case may be) will become nonforfeitable on the date of such Termination of Service and your Award will continue to be earned and vest in accordance with paragraph 3 of this Award Agreement based on the achievement of the Performance Metrics (even though you are not employed by the Company or one of its Affiliates on the Vesting Date) and will be settled as of the Vesting Date in accordance with paragraph 5 above; provided, however, that if, as of the Vesting Date, the number of Shares underlying the Adjusted PSUs or the number of Shares of Restricted Stock that you hold under this Award (as the case may be) exceeds the number of Shares underlying the Target PSUs (the number of such excess Shares, the “Above Target Shares”), then the number of Above Target Shares that will be delivered to you will be determined by multiplying (a) the number of Above Target Shares by (b) a fraction, (i) the numerator of which is the number of calendar days during the Performance Period prior the date your termination of employment and (ii) the denominator of which is the number of calendar days during the Performance Period and any PSUs or Shares under this Award in excess of this amount will be forfeited and cancelled (the “Excess Adjustment”). However, if you experience a Termination of Service without Cause by the Company or a Qualifying Termination at a time when you would have been eligible for Retirement, your Termination of Service shall be treated as a Retirement and your Award will be administered in accordance with paragraph 7(b) above.

(d) Notwithstanding the foregoing, in the event of a Change in Control, the Performance Period will be deemed to end and your outstanding PSUs will at that time convert to Restricted Stock, to the extent not previously converted to Restricted Stock. If more than half of the Performance Period has elapsed on the date the Change in Control occurs and achievement of the Performance Metrics is determinable at that time, as determined by the Committee, your outstanding PSUs will be converted to a number of Shares of Restricted Stock based on the achievement of the Performance Metrics as of the date of the Change in Control. If less than half of the Performance Period has elapsed on the date the Change in Control occurs or achievement of the Performance Metrics is not determinable, your outstanding PSUs will be converted to a number of Shares

<NAME>
<DATE>

of Restricted Stock equal to the number of Target PSUs. If, in connection with the Change in Control any Restricted Stock received under this paragraph 7(d) or paragraph 3 above is not continued in effect or converted into restricted stock of the surviving or successor parent corporation on a basis substantially equivalent to the consideration received by shareholders of the Company in connection with the Change in Control, the Restricted Stock will immediately be vested and settled in unrestricted, freely transferrable Shares. If, in connection with the Change in Control any Restricted Stock received under this paragraph 7(d) or paragraph 3 above is continued in effect or converted into restricted stock of the surviving or successor parent corporation on a basis substantially equivalent to the consideration received by shareholders of the Company in connection with the Change in Control, the continued or converted awards will become fully vested if you experience a Termination of Service by the Company (or your successor employer after the Change in Control) without Cause or due to a Qualifying Termination and the vested portion of your restricted shares will be settled in unrestricted, freely transferable shares of the surviving or successor parent corporation (or otherwise settled and paid) (without any Excess Adjustment) on the earlier of (x) the Vesting Date (provided you continue to be employed by the Company (or your successor employer after the Change in Control) through the Vesting Date) if your Termination of Service occurs more than 24 months following the Change in Control or (y) (A) the date you experience a Termination of Service if such date occurs within 24 months following the Change in Control and your Termination of Service is due to any reason other than Disability or death or (B) within 75 days of the date you experience a Termination of Service due to Disability or death.

8.
If the Company pays a dividend on Shares prior to the Vesting Date, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held the number of Shares, if any, that are earned and vested as of the Vesting Date, which dividends will be unvested and will vest and be paid to you on the Vesting Date (or such other vesting and settlement date applicable under paragraphs 7(a), (b), (c) or (d) above), subject to the vesting of your Award. No dividends or dividend equivalents will be paid to you with respect to any portion of your Award that is canceled or forfeited. The Company will decide on the form of payment and may pay dividends or dividend equivalents in Shares, in cash or in a combination thereof, subject to applicable law.

9.	You will have no voting rights with respect to the Shares underlying your Award unless and until you become the record owner of the Shares underlying your Award.

10.
You may designate a beneficiary using the Beneficiary Designation Form enclosed. If no beneficiary is designated, or if Ally determines that the beneficiary designation is unclear, or that the designated beneficiary cannot be located, any settlement as a result of your death will be made to your estate. The EDC Website may also be used for any subsequent change in your beneficiary designation.

11.
Notwithstanding anything to the contrary, if any entitlement under this Award is at any time nonqualified deferred compensation subject to the rules under Internal Revenue Code Section 409A and any early settlement date provided above is not consistent with the Section 409A rules, then such entitlement will instead be settled on the scheduled vesting date. By accepting this Award, you understand and acknowledge that your Award is subject to the 409A rules, and agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

12.
Except as prohibited by any federal law or regulation that governs compensation (see paragraph 2 above), your Award is subject to and governed by the terms and conditions of this Award Agreement and the Plan.

13.	By accepting this Award, as evidenced by your signature below, you agree to abide by the terms and conditions of this Award Agreement and the Plan.

Sincerely yours,

                [NAME]
[TITLE]
[DATE]

<NAME>
<DATE>

I HAVE READ THE PLAN DOCUMENT AND THIS AWARD AGREEMENT AND I ACCEPT THE AWARD REFERENCED ABOVE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND THE ALLY FINANCIAL INC. 2014 INCENTIVE COMPENSATION PLAN.

Participant Signature (Required)	Date (Required)

Last Four Digits of SSN or National ID (Required)

Exhibit 10.8
Ally Financial Inc.

EXHIBIT A

PERFORMANCE METRICS

[__________]